Exhibit 99.12

CONSENT OF LAURI M. SHANAHAN

G Squared Ascend I Inc. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a nominee to the board of directors of the Company. I also consent to the filing of this consent as an exhibit to such Registration Statement.

January 5, 2021
	By:	/s/ Lauri M. Shanahan
	Name:	Lauri M. Shanahan